Exhibit 4.7

WARRANT AGREEMENT

MYnd Analytics, Inc.

and

American Stock Transfer & Trust Company, LLC,

as Warrant Agent

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement” or "Warrant Agreement"), dated as of [___], 2017, is by and between MYnd Analytics, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Warrant Agent (the “Warrant Agent”).

WHEREAS, the Company is engaged in a public offering (the “Offering”) of shares of common stock of the Company, par value $0.001 per share (“Common Stock”), and warrants to purchase shares of Common Stock (“Warrants”) and, in connection therewith, has determined to issue and deliver up to [____] Warrants (including up to [___] Warrants subject to an over-allotment option granted to the underwriters by the Company) to public investors in the Offering, each such Warrant evidencing the right of the holder thereof to purchase one share of Common Stock at an exercise price of $ per share, subject to adjustment as described herein; and

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement, as amended, on Form S-1, No. 333-217092 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Common Stock and Warrants to be sold to investors in the Offering and the shares of Common Stock underlying the Warrants (the "Warrant Shares"); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance of a certificate (the "Warrant Certificate") in substantially the form attached hereto as Exhibit A representing such number of Warrants set forth therein, and the other matters as provided herein; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms and conditions upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants (each, a “Holder”); and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

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2.	Form of Warrant.

2.1	Warrants in Global Form. The Warrants shall initially be issuable in book-entry registration only and evidenced by one or more global Warrant Certificates (the “Global Warrant Certificates”) deposited with the Depository Trust Company (the “Depository”) and registered in the name of Cede & Co. (“Cede”), a nominee of the Depository. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depository or its nominee for each Global Warrant Certificate or (ii) institutions that have accounts with the Depository (such institutions, with respect to a Warrant in its account, each a “Participant”). For purposes of this Agreement, the delivery of a notice from the Depository or a Participant of the transfer or exercise of Warrants in the form of a Global Warrant Certificate shall be deemed to constitute the delivery of a Warrant Certificate with respect to such transfer or exercise. If the Depository subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding other arrangements for book-entry settlement. If the Company determines, in its sole discretion, not to have securities represented by the Global Warrant Certificates, the Company will instruct the Warrant Agent to prepare and deliver physical certificates evidencing the Warrants in exchange for the beneficial interests in the Global Warrant Certificates, based on directions received by the Depository from its Participants with respect to ownership of beneficial interests in the Global Warrant Certificates. In such event, any physical certificates evidencing the Warrants shall represent one or more Warrants as set forth on the Warrant Certificate and be issued in registered form only as definitive Warrant Certificates and shall be substantially in the form attached hereto as Exhibit A, shall be dated the date of issuance thereof (whether upon initial issuance, register of transfer, exchange or replacement) and shall bear such legends and endorsements typed, stamped, printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement.

2.2	Effect of Signature. Warrant Certificates shall be signed by, or bear the facsimile or electronic signature of, the Chair of the Board, Chief Executive Officer, President, Chief Financial Officer, Treasurer, any Vice President, or Secretary of the Company. In the event the person whose facsimile or electronic signature has been placed upon any Warrant Certificate shall have ceased to serve in the capacity in which such person signed the Warrant Certificate before such Warrant Certificate is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3	Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant Certificate shall be invalid and of no effect and may not be exercised by the holder thereof. Such signature by the Warrant Agent upon any Warrant Certificate executed by the Company shall be conclusive evidence that such Warrant Certificate has been duly issued under the terms of this Agreement.

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2.4	Registration.

2.4.1	Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by or on behalf of the Company. The Company and the Warrant Agent may deem and treat the registered Holder of each Warrant Certificate as the absolute owner of the Warrants represented thereby for the purpose of any exercise thereof or any distribution to the Holder, and for all other purposes under this Agreement, absent actual notice to the contrary. Any Person in whose name ownership of a beneficial interest in the Warrants evidenced by a Global Warrant Certificate is recorded in the records maintained by the Depository or its nominee shall be deemed the “beneficial owner” thereof for the purposes of this Agreement; provided, that all such beneficial interests shall be held through a Participant, which shall be the registered holder of such Warrants.

2.4.2	Registration of Transfers. The Warrant Agent shall register the transfer of any portion of a Warrant Certificate in the Warrant Register, upon surrender of the Warrant Certificate, with the Form of Assignment attached thereto, to the Warrant Agent at its address specified for notice set forth in this Agreement. Upon any such registration or transfer, a new Warrant Certificate substantially in the form attached hereto as Exhibit A (any such new Warrant Certificate, a “New Warrant Certificate”), evidencing the portion of the Warrant Certificate so transferred shall be issued to the transferee and a New Warrant Certificate evidencing the remaining portion of the Warrant Certificate not so transferred, if any, shall be issued to the transferring Holder. Upon issuance and delivery of the New Warrant Certificate, the Warrant Certificate surrendered to the Warrant Agent shall be clearly marked “cancelled” or bear a similar statement to that effect. The delivery of the New Warrant Certificate by the Warrant Agent to the transferee thereof shall be deemed to constitute acceptance by such transferee of all of the rights and obligations of a holder of a Warrant Certificate. Notwithstanding the foregoing, so long as the Warrants are evidenced by Global Warrant Certificates deposited with the Depository, ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained (i) by the Depository or its nominee for each Warrant; (ii) by Participants; or (iii) directly on the book-entry records of the Warrant Agent with respect only to owners of beneficial interests that represent such direct registration.

2.5	Uncertificated Warrants. Notwithstanding the foregoing and anything else in this Agreement to the contrary, unless otherwise requested by the holder, the Warrants may be issued in uncertificated or book-entry form through the Warrant Agent and/or the facilities of the Depository or other book-entry depositary system. Any Warrant so issued shall have the same terms, force and effect as a certificated Warrant that has been duly countersigned by the Warrant Agent in accordance with the terms of this Agreement.

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3.	Terms and Exercise of Warrants.

3.1	Exercise Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $[___] per whole share, subject to the adjustments provided herein. The term “Exercise Price” as used in this Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised.

3.2	Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date of issuance thereof and ending on the earlier of: (a) [___], 2022; or (b) upon the dissolution and winding up of the Company (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement. Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date.

3.3	Exercise of Warrants.

3.3.1	Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by submitting a duly executed election to purchase ("Election to Purchase") attached to the applicable Warrant, at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York or, in the case of a Global Warrant Certificate, properly delivered by the Participant in accordance with the Depository’s procedures), which may be done by fax or email delivery, and by paying, within two days of the date of exercise, in full the Exercise Price for each full share of Common Stock as to which the Warrant is exercised, in lawful money of the United States, by wire transfer or in good certified check or good bank draft payable to the order of the Company or by Cashless Exercise in accordance with Section 3.3.2 hereof. Upon delivery of an Election to Purchase, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which a Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares (as the case may be).

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3.3.2	Cashless Exercise. Notwithstanding anything contained herein to the contrary, if and only if an effective registration statement covering the issuance of the shares of Common Stock that are subject to the Election to Purchase is not available for the issuance of such shares of Common Stock, the Registered Holder may exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number =	(A x B) - (A x C)
B

For purposes of the foregoing formula:

A	=	the total number of shares with respect to which this Warrant is then being exercised.

B	=	the arithmetic average of the Closing Sale Prices (as defined below) of the Common Stock for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Election to Purchase.

C	=	the Exercise Price then in effect for the applicable shares of Common Stock at the time of such exercise.

Upon receipt of an Election to Purchase for a Cashless Exercise, the Warrant Agent will promptly deliver a copy of the Election to Purchase to the Company to confirm the number of Warrant Shares issuable in connection with the Cashless Exercise. The Company will promptly calculate and transmit the number of Warrant Shares issuable in connection with such Cashless Exercise to the Warrant Agent, which shall issue such number of Warrant Shares in connection with such Cashless exercise.

The term “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Nasdaq Capital Market, as reported by Bloomberg, or, if the Nasdaq Capital Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Nasdaq Capital Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Registered Holder. If the Company and the Registered Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 8.3 hereof. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

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For purposes of Rule 144(d) promulgated under the Securities Act, as in effect on the date hereof, assuming the Registered Holder is not an affiliate of the Company, the shares of Common Stock issued in a Cashless Exercise shall be deemed to have been acquired by the Registered Holder, and the holding period for the shares of Common Stock shall be deemed to have commenced, on the date the Warrant was originally issued.

3.3.3	Issuance of Common Stock on Exercise. Subject to the provisions of the Warrant and this Agreement, upon delivery of an appropriately completed and duly signed Election to Purchase submitted in accordance with Section 3.3.1 hereof (with the Warrant Shares Exercise Log attached and reference to the applicable Warrant Certificate sufficient to identify it) to the Warrant Agent (or, in the case of a Global Warrant Certificate, properly delivered by the Participant in accordance with the Depository’s procedures), at its address for notice set forth herein, and assuming funds for exercise are paid on or before the second trading day following the date of receipt by the Company of an Election to Purchase, then on or before the third trading day following the date upon which the Company has received an Election to Purchase for a Warrant, the Company shall cause its transfer agent to (i) provided that the transfer agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program or the Warrants are exercised through a Cashless Exercise, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian System, or (ii) if the transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the Holder, or at the Holder’s instruction pursuant to the delivered Election to Purchase, the Holder’s agent or designee, in each case pursuant to this clause (ii), sent by reputable overnight courier to the address specified in the applicable Election to Purchase, a certificate, registered in the Company’s share register in the name of the Holder or its designee (as indicated in the applicable Election to Purchase), for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise.

3.3.4	Valid Issuance. All Common Stock issued or issuable upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

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3.3.5	Date of Issuance. Each person in whose name any certificate for the Common Stock is issued shall for all purposes be deemed to have become the holder of record of such Common Stock on the date on which the Warrant was surrendered and, other than in the case of a Cashless Exercise, payment of the Exercise Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the share transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books are open.

3.3.6	Share Delivery Failure. If the Company shall fail, for any reason or for no reason, to issue to the Holder within three (3) trading days after receipt of the applicable Election to Purchase (the “Share Delivery Deadline”), a certificate for the number of shares of Common Stock to which the Holder is entitled upon Holder’s exercise of a Warrant or credit the Holder’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant in accordance with the terms hereof (as the case may be, but in each case without a restrictive legend) (a “Delivery Failure”), and if on such or after such Share Delivery Deadline the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of all or any portion of the number of shares of Common Stock issuable upon such exercise that the Holder so anticipated receiving from the Company, then, in addition to all other remedies available to it, the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to 100% of the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the lowest Closing Sale Price of the shares of Common Stock on any trading day during the period commencing on the date of the applicable Election to Purchase and ending on the date immediately preceding the date of such issuance and payment under this clause (ii).

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3.4	Beneficial Ownership Limitation on Exercises. The Company shall not effect the exercise of any portion of a Warrant, and the Registered Holder of such Warrant shall not have the right to exercise any portion of such Warrant, to the extent that after giving effect to such exercise, the Registered Holder (together with the Registered Holder’s affiliates, and any persons acting as a group together with the Holder or any Registered Holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock outstanding immediately after giving effect to such exercise, provided, however, that the foregoing limitation on exercise shall not apply to any Registered Holder who, together with such Registered Holder’s affiliates, and any persons acting as a group together with such Registered Holder and such Registered Holder’s affiliates, owns in excess of the Maximum Percentage immediately prior to the closing of the Offering. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Registered Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of the Warrant beneficially owned by the Registered Holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Registered Holder and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Registered Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To the extent that the limitation contained in this Section 3.4 applies, the Registered Holder’s submission of an Election to Purchase shall be deemed to be the Registered Holder’s determination of whether a Warrant is exercisable (in relation to any other securities owned by the Registered Holder together with any affiliates) and of which portion of a Warrant is exercisable, in each case subject to the Maximum Percentage, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of the Warrants, in determining the number of outstanding shares of Common Stock, the Registered Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Registered Holder, the Company shall within three (3) trading days confirm to the Registered Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including any Warrant, by the Registered Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Registered Holder may from time to time increase or decrease the Maximum Percentage to any other percentage of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of a Warrant and the provisions of this Section 3.4 shall continue to apply; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to that Registered Holder. For purposes of clarity, the Common Stock underlying any Warrant in excess of the Maximum Percentage for a Registered Holder shall not be deemed to be beneficially owned by that Registered Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.4 to the extent necessary to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

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4.	Adjustments.

4.1	Stock Dividends.

4.1.1	Split-Ups. If after the date hereof, and subject to the provisions of Section 4.5 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in Common Stock, or by a split-up of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock and the Exercise Price shall be proportionally decreased such that the aggregate Exercise Price, after such adjustments, remains the same for each Warrant.

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4.1.2	Dividends and Other Distributions. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction), except to the extent an adjustment was already made pursuant to Section 4.1.1 or 4.2 (a “Distribution”), at any time after the issuance of this Warrant other than the issuance of warrants pursuant to the declaration of a dividend prior to the date of this Agreement, then, in each such case, the Company shall reserve and put aside the maximum Distribution amount the Holder would have been entitled to receive if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the participation in such Distribution. Upon exercise of this Warrant, in whole or in part, the Company shall, contemporaneously with the delivery of the Warrant Shares, distribute to the Holder a pro rata portion of such Distribution based on the portion of the Warrant that has been exercised (provided, however, to the extent that the Holder’s right to participate in any such Distributions would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution at such time and to such extent (or the beneficial ownership of any such Common Stock as a result of such Distribution to such extent) and such Distribution to such extent shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution to be held similarly in abeyance) to the same extent as if there had been no such limitation).

4.2	Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.5 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock and the Exercise Price shall be proportionally increased such that the aggregate Exercise Price, after such adjustments, remains the same for each Warrant.

4.3	Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

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4.4	Fundamental Transactions. If, at any time while the Warrants are outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of a Warrant, the Registered Holder of each Warrant shall have the right to receive, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Registered Holder (without regard to any limitation in Section 3.4 on the exercise of the Warrants), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which a Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 3.4 on the exercise of the Warrants). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Registered Holder shall be given the same choice as to the Alternate Consideration such Registered Holder receives upon any exercise of a Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction in which cash and/or non-cash consideration is being offered to stockholders of the Company for their Common Stock, the Company shall, at a Registered Holder’s option, exercisable at any time prior to the consummation of the Fundamental Transaction, purchase such Registered Holder’s Warrant immediately prior to the consummation of such Fundamental Transaction from the Registered Holder by paying cash by wire transfer of immediately available funds in an amount equal to the Black Scholes Value of the remaining unexercised portion of such Registered Holder’s Warrant immediately prior to the consummation of such Fundamental Transaction. “Black Scholes Value” means the value of a Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined immediately prior to the consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Expiration Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the trading day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the sum of the price per share of Common Stock being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction (the “FMV”) and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Expiration Date. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all obligations of the Company under each Warrant in accordance with the provisions of this Section 4.3 pursuant to agreements in form and substance reasonably satisfactory to the Registered Holders and approved by the Registered Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of each Registered Holder, deliver to such Registered Holder in exchange for such Registered Holder’s Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to such Registered Holder’s Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of such Warrant (without regard to the limitations on exercise set forth in Section 3.4) prior to such Fundamental Transaction, and with an exercise price which applies the Exercise Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of such Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Registered Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Agreement and each Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Agreement and each Warrant with the same effect as if such Successor Entity had been named as the Company herein.

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4.5	Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest whole share, as the case may be. For purposes of this Section 4, any calculation of the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall not include treasury shares, if any. Notwithstanding anything to the contrary in this Section 4, no adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided however, that any adjustments which by reason of the immediately preceding sentence are not required to be made shall be carried forward and taken into account in any subsequent adjustment. In any case in which this Section 4 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, if the Registered Holder exercises a Warrant after such record date, the Company may elect to defer, until the occurrence of such event, the issuance of the shares of Common Stock and other capital stock of the Company in excess of the shares of Common Stock and other capital stock of the Company, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment; provided, however, that in such case the Company or the Warrant Agent shall deliver to the Registered Holder a due bill or other appropriate instrument evidencing the Registered Holder’s right to receive such additional shares and/or other capital securities upon the occurrence of the event requiring such adjustment.

4.6	Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon occurrence of any event specified in Sections 4.1, 4.2 or 4.3, the Company shall give written notice of the occurrence of such event to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7	No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round to the nearest whole number, the number of the shares of Common Stock to be issued to such holder.

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4.8	Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement.

4.9	Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5.	Transfer and Exchange of Warrants.

5.1	Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2	Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants.

5.3	Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate for a fraction of a warrant.

5.4	Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5.

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6.	Other Provisions Relating to Rights of Holders of Warrants.

6.1	No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, except as otherwise set forth herein or in any Warrant, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

6.2	Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity bond or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

6.3	Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

6.4	Registration of Common Stock. The Company registered the Warrants and shares of Common Stock underlying the Warrants in the Registration Statement. Subject to any Black Out Period (as defined below), the Company will use reasonable efforts to maintain the effectiveness of such Registration Statement and the current status of the Prospectus or to file and maintain the effectiveness of another registration statement under the Securities Act and another current prospectus covering the Warrant Shares issuable upon exercise of the Warrants at any time that the Warrants are exercisable. In addition, the Company agrees to use reasonable efforts to register such shares of Common Stock under the blue sky laws of the states of residence of the exercising Warrant holders to the extent an exemption from such registration is not available. If at any time, other than during a Black Out Period, the Company does not have an effective registration statement covering the shares of Common Stock underlying the Warrants, and Rule 144 is not available to cover such shares of Common Stock due to the failure of the Company to be currently reporting under the Securities Exchange Act of 1934 (“Public Information Failure”), then the Company shall pay in cash by wire transfer of immediately available funds an amount per month equal to 1% of the aggregate VWAP of the shares into which a Warrant is converted which are not able to be delivered without legend because of such Public Information Failure to the Holder thereof until such shares are able to be delivered without legend (to be pro-rated for any periods which are less than one month).

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6.5	Black Out Periods. If, at any time during which a prospectus for a Registration Statement is required to be delivered in connection with the sale of any Warrant Shares, the Company reasonably determines in good faith that a development has occurred or a condition exists as a result of which the prospectus contains a material misstatement or omission, or that a material transaction in which the Company is engaged or proposes to engage would require an amendment to the prospectus or Registration Statement, a supplement to the applicable Registration Statement and related prospectus, or a filing under the Exchange Act or other public disclosure of material information and the disclosure of such transaction would be materially premature or materially injurious to the consummation of the transaction, the Company will so notify in writing the holders of the Warrant Shares included, or to be included, in the Registration Statement provided, however, in no event shall any such notification contain any information which would constitute material, non-public information regarding the Company or any of its subsidiaries. Upon receipt of such notification, such holders and their affiliates will immediately suspend all offers and sales of Warrant Shares pursuant to such Registration Statement. In such event, the Company will use reasonable best efforts to amend or supplement the applicable Registration Statement and related prospectus or make such filings or public disclosures as promptly as reasonably practicable consistent with the restrictions set forth in this Section 6.5 and will use reasonable best efforts to take such other steps as may be required to permit sales of the Warrant Shares thereunder by the holders of Warrant Shares whose Warrant Shares are to be, or are, included in the Registration Statement and its affiliates in accordance with applicable federal and state securities laws as promptly as reasonably practicable. The Company will notify the holders of Warrant Shares whose Warrant Shares are to be, or are, included in the Registration Statement after it has determined in good faith that such sales have become permissible in such manner and will deliver copies of the prospectus (as so amended or supplemented, if applicable) or, alternatively, provide a link to the prospectus (as so amended or supplemented, if applicable) on the SEC's EDGAR system, to the holders of Warrant Shares whose Warrant Shares are to be, or are, included in the Registration Statement. The Company shall be entitled to exercise its right under this Section to suspend the availability of a Registration Statement and prospectus, for a period not to exceed 60 calendar days (which need not be consecutive days) in any 12-month period, provided however any suspension that shall extend beyond the period set forth above shall be deemed a Public Information Failure under this Agreement.

7.	Concerning the Warrant Agent and Other Matters.

7.1	Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

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7.2	Resignation, Consolidation, or Merger of Warrant Agent.

7.2.1	Appointment of Successor Warrant Agent. The Warrant Agent, or any successor hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation in good standing in the State of New York and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

7.2.2	Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

7.2.3	Merger or Consolidation of Warrant Agent. Any company into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

7.3	Fees and Expenses of Warrant Agent.

7.3.1	Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and any transfer agent fees which are in addition thereto and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

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7.3.2	Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

7.4	Liability of Warrant Agent.

7.4.1	Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

7.4.2	Indemnity. The Company agrees to indemnify the Warrant Agent, its employees, officers and directors (each, an "Indemnified Person") and save each Indemnified Person harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

7.4.3	Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.

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7.5	Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.

8.	Miscellaneous Provisions.

8.1	Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

8.2	Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given (i) when so delivered if by hand or overnight delivery, (ii) when sent, if delivered by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or by electronic mail, or (iii) if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

MYnd Analytics, Inc.

26522 La Alameda, Suite 290

Mission Viejo, California 92691

Attention: George Carpenter, Chief Executive Officer

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given (i) upon receipt if by hand or overnight delivery, (ii) when sent, if delivered by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or by electronic mail or (iii) if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

8.3	Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

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8.4	Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

8.5	Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City of New York and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

8.6	Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.7	Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

8.8	Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments shall require the written consent of the Company and the Registered Holders holding Warrants to purchase at least 65% of the shares of Common Stock underlying the then outstanding Warrants. No consideration shall be offered by the Company to any Registered Holder in connection with a modification, amendment or waiver of this Warrant Agreement or any Warrant without also offering the same consideration to all Registered Holders.

8.9	Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MYND ANALYTICS, INC.

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST
COMPANY, LLC, as Warrant Agent

By:
Name:
Title:

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EXHIBIT A

[FORM OF WARRANT CERTIFICATE]

[UNLESS THIS GLOBAL WARRANT CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE WARRANT AGREEMENT.

ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS GLOBAL WARRANT CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE WARRANT AGREEMENT (THE “WARRANT AGREEMENT”) DATED AS OF JULY     , 2017 BETWEEN MYND ANALYTICS, INC. AND AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, SOLELY IN ITS CAPACITY AS WARRANT AGENT. BY ACCEPTING DELIVERY OF THE SECURITIES REPRESENTED BY THIS GLOBAL WARRANT CERTIFICATE, ANY TRANSFEREE SHALL BE DEEMED TO HAVE AGREED TO BE BOUND BY THE WARRANT AGREEMENT AS IF THE TRANSFEREE HAD EXECUTED AND DELIVERED THE WARRANT AGREEMENT.]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW

MYND ANALYTICS, INC.

Incorporated Under the Laws of the State of Delaware

CUSIP ________

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Warrant Certificate

This Warrant Certificate certifies that, or registered assigns, is the registered holder of warrant(s) (the “Warrants” and each, a “Warrant”) to purchase shares of Common Stock, par value $0.001 (“Common Stock”), of MYnd Analytics, Inc., a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement (as defined on the reverse hereof).

Each Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. The number of the shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per share of Common Stock for any Warrant is equal to $_____ per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

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MYND ANALYTICS, INC.

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST
COMPANY, LLC, as Warrant Agent

By:
Name:
Title:

[Signature Page to Warrant Certificate]

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[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of [___], 2017 (the “Warrant Agreement”), duly executed and delivered by the Company to American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in Section 3.3 of the Warrant Agreement.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act; (ii) no "stop order" suspending the effectiveness thereof is in effect; and (iii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round up to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

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The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

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Election to Purchase

(To Be Executed Upon Exercise of Warrant)

In accordance with [Warrant Certificate No. enclosed with this Form of Election to Purchase][the Global Warrant Certificate to be delivered in connection with this Form of Election to Purchase in the manner contemplated by the Warrant Agreement], the undersigned hereby irrevocably elects to exercise the Warrants evidenced by this Warrant Certificate with respect to Warrant Shares in accordance with the terms of the Warrant Agreement dated July , 2017, between MYnd Analytics, Inc., a Delaware corporation, and American Stock Transfer & Trust Company, LLC, as warrant agent (the “Warrant Agreement”). Terms used and not defined herein have the meanings specified in the Warrant Agreement.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

    a Cash Exercise; or

    a Cashless Exercise (provided, however, that, pursuant to the Warrant Agreement, this form of exercise shall only be available if an effective registration statement is not available for the issuance of the Warrant Shares).

2. Payment of Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder hereby agrees to pay the aggregate Exercise Price, in lawful money of the United States, by certified check payable to the Warrant Agent, as agent for the Company, or bank draft payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company (or as otherwise agreed to by the Company) delivered to the Warrant Agent, together with any applicable taxes payable by the undersigned pursuant to the terms of the Warrant Agreement.

Unless the Warrant Shares will be delivered electronically via DWAC, the undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of:

Name:
Address:

Social Security or Tax I.D. No.:

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If the Warrant Shares will be delivered electronically via DWAC, the undersigned requests that the Warrant Shares issuable upon this exercise be issued to the following account:

Name of DTC Participant:

DTC Participant Number:

Name of Account at DTC Participant to be credited with the Warrant Shares:

Account Number at DTC Participant to be credited with the Warrant Shares:

This Election to Purchase is delivered by

__________________________________

Date: ____________, 20	(Signature)

__________________________________
(Address)

__________________________________
(Tax Identification Number)

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Warrant Shares Exercise Log

Date	Number of Warrant Shares Available to be Exercised	Number of Warrant Shares Exercised	Number of Warrant Shares Remaining to be Exercised

29